Exhibit 99.1

For immediate release	Contact:	Caroline S. Vaccariello
February 26, 2009		Preformed Line Products
440-473-9287

PREFORMED LINE PRODUCTS ELECTS A NEW DIRECTOR

Mayfield Village, Ohio – February 26, 2009 — Preformed Line Products Company (the “Company”) announced today the election of Richard Gascoigne to the Company’s Board of Directors, bringing the total number to seven directors. The election of Mr. Gascoigne was by the Board of Directors to fill a vacancy on the Board. In accordance with the Company’s Code of Regulations, Mr. Gascoigne will hold office until this year’s annual meeting of shareholders. Mr. Gascoigne is expected to be a nominee for election to the Board by the shareholders at the annual meeting. The Board has determined that Mr. Gascoigne is independent under the Nasdaq’s corporate governance rules. As a result, the Company has regained compliance with the Nasdaq rule requiring that the board be comprised of a majority of independent directors.

Mr. Gascoigne brings over twenty eight years of experience in risk management to the Board. He is the former Managing Partner of Marsh Inc., subsidiary of Marsh & McLennan Co. (“Marsh”), from 1995 until his retirement in 2008. Prior to that, he had held numerous positions during his twenty-eight year career at Marsh, including Head of Regional Middle Market Client Practice and Regional Compliance Officer. Marsh is the Company’s Insurance Broker.

Rob Ruhlman, Chairman, President and Chief Executive Officer, said that “We are honored to have Dick join our Board. His vast knowledge of risk management derived from substantial business and professional experience will be a valuable addition to the board, and a benefit to the Company and the shareholders. His appointment demonstrates the Company’s commitment to enhancing long-term shareholder value with a Board possessing a high level of personal and professional ethics, sound business judgment and integrity.”

Founded in 1947, Preformed Line Products (NASDAQ: PLPC) is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies. Headquartered in Mayfield Village, Ohio, the Company operates three domestic manufacturing centers, located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves worldwide markets through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

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This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on April 7, 2008. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.